Ex. 99.1

Sino-Global Signs Joint-Venture Agreement with Rocklands Richfield Limited

- Offers Sino-Global new opportunities to serve coal-carrying ships from Australia to China.

- Allows Rocklands Richfield to leverage Sino-Global's established non-state-owned shipping agency services network in China to distribute goods domestically.

BEIJING, Feb. 25 /PRNewswire-Asia/ -- Sino-Global Shipping America, Ltd. (Nasdaq: SINO) ("Sino-Global"), a leading, non-state-owned provider of shipping agency services operating primarily in China, announced that it has signed a joint-venture agreement with Australia-based Rocklands Richfield Limited ("Rocklands Richfield" or "RCI").

Listed on the Australian Securities Exchange, RCI's two primary businesses are coal exploration in Australia and coke processing in China. In Australia, RCI has a controlling interest in three proven, high-grade coking coal deposits in the Bowen Basin of Queensland. In China, RCI's fully controlled subsidiary, Coke & Chemicals ("CCS"), processes coking coal and other by-products, with total revenues of approximately AU$100 million in fiscal year 2008.

"We are excited about our partnership with RCI and look forward to leveraging our leading shipping agency services through this joint-venture," said Mr. Cao Lei, Sino-Global's chief executive officer. "In addition, we expect that this joint-venture will allow us to utilize our extensive experience providing shipping agency services into complementary areas such as handling cargo, renting and staffing ships, and to provide shipping agency services encompassing river transportation to and from RCI's coke production facility in Huaibei."

The proposed joint-venture company will serve as a shipping operator for cargo ships carrying imported goods to China. RCI and Sino-Global anticipate that the joint-venture will primarily serve coal-carrying ships from RCI's mining operations in Australia to its coke processing facilities in China. RCI and Sino-Global have each agreed to contribute US$250,000 to fund the joint- venture's start-up and operations, and up to an additional US$250,000 each as needed to operate the company and support its business development activities. The joint-venture will be structured as a British Virgin Islands company, and RCI and Sino-Global will each own 50% of the company.

"Currently we are processing approximately 480,000 metric tons of metallurgical coke per year at our factory in eastern China and expect an expansion project which will lift our total capacity to 1.2 million metric tons per year," said Mr. Wu Pun Yan, executive chairman of Rocklands Richfield. "Sino-Global's high-quality and timely shipping services combined with the joint-venture's shipping operations platform will help us to link our supply chain and distribution channel seamlessly -- from raw material supply in Australia to our coking factory in Huaibei, China, and eventually to steelmakers throughout China."

The joint-venture was funded by Sino-Global's internal cash position. The transaction has been approved by Sino-Global's board of directors and is expected to close, subject to customary closing conditions, in March 2009.

About Rocklands Richfield Limited

Rocklands Richfield is a multi-pronged company following the acquisition of CCS in October 2007. The company has two divisions, coal exploration activities in Queensland's Bowen Basin and coke processing activities in China through CCS.

The principal business activities of CCS are the manufacture and sale of grade 2 metallurgical coke from locally sourced coals and the production of coke by-products, namely tar, crude benzene, ammonium sulphate, and coal gas. The modern coking factory is located in Huaibei in Anhui province in eastern China.

Rocklands Richfield holds tenements over three highly prospective coalfields in Queensland's Bowen Basin; Hillalong (100% owned), Rocklands (60% owned) and Richfield (60% owned). These projects are in the vicinity of many other large producing mines including Newlands, Hail Creek and Blackwater.

About Sino-Global Shipping America, Ltd.

Registered in the United States in 2001 and operating primarily in Mainland China, Sino-Global is a leading, non-state-owned provider of high-quality shipping agency services. With local branches in six of China's 76 ports and contractual arrangements in all those where it does not have branch offices, Sino-Global is able to offer efficient, high-quality shipping agency services to shipping companies entering Chinese ports. With a subsidiary in Perth, Australia, where it has a contractual relationship with a local shipping agency, Sino-Global provides complete shipping agent services to companies involved in trades between Chinese and Australian ports. Sino-Global also operates a subsidiary in Hong Kong, China, to provide comprehensive shipping agent services to vessels going to and from one of the world's busiest ports.

Sino-Global provides ship owners, operators and charters with comprehensive yet customized shipping agency services including intelligence, planning, real-time analysis and on-the-ground implementation and logistics support. Sino-Global has achieved both ISO9001 and UKAS certifications.

Forward Looking Statements

No statement made in this press release should be interpreted as an offer to purchase any security. Such an offer can only be made in accordance with the Securities Act of 1933, as amended, and applicable state securities laws. Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in Sino-Global's filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. Readers are cautioned not to place undo reliance on these forward- looking statements, which speak only as the date hereof. Specifically, Sino- Global cannot guarantee that the joint-venture agreement with Rocklands Richfield Limited, the cooperation between the two companies, or any planned shipping operation business will produce any revenues or meet the prospects referenced herein. Sino-Global undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For investor and media inquiries, please contact:

Ms. Apple Liang
Sino-Global, Beijing
Tel:   +86-10-6439-1888
Email: ir@sino-global.net

Ms. Flora Tian
Ogilvy Financial, Beijing
Tel:   +86-10-8520-6524
Email: flora.tian@ogilvy.com